Exhibit 99.1

EMRISE
NEWS	CORPORATION

9485 Haven Avenue Suite 100
Rancho Cucamonga, CA 91730
(909) 987-9220 • (909) 987-5186
www.EMRISE.com

FOR IMMEDIATE RELEASE

CONTACT:	Rory Mackin

John Donovan

Hill & Knowlton

VP Finance & Administration

(212) 885-0455

EMRISE CORPORATION	rory.mackin@hillandknowlton.com
(909) 987-9220 ext. 3201

EMRISE CORPORATION ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER’S MEETING

RANCHO CUCAMONGA, CALIFORNIA, December 14, 2007 - EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it held its annual stockholder’s meeting December 12, 2007 at its corporate offices at 9485 Haven Avenue, Suite 100, Rancho Cucamonga, California. The meeting was webcast live and was accessible by teleconference. A replay of the meeting is available on the internet at www.vcall.com site for 90 days and telephonically by dialing the toll-free number 877-660-6853 and for international callers 201-612-7415. The conference ID number of “265270” and Account number of “286” should be used.

EMRISE’s Chairman, President and CEO, Carmine T. Oliva, discussed the Company’s fourth quarter preliminary results stating that the Company expects to report a profit for the fourth quarter of 2007, excluding certain one-time financing costs that will be expensed during the quarter. He also stated that the Company expects to report net sales of approximately $15.0 million for the fourth quarter of 2007, which would lead to 2007 annual net sales of approximately $52 million. The shortfall from previous guidance is primarily due to (1) approximately $2 million in Company’s In-Flight Entertainment and Communications (“IFE&C”) business that was originally scheduled for shipment in 2007, but is now scheduled for shipment in the first half of 2008 due to customer delays and (2) approximately $1 million in delayed switch orders associated with the Defense Logistics Agency. During the call, Mr. Oliva also stated that we expect revenues for the full year of 2008 to approach $60 million.

During the call, Mr. Oliva discussed the recent $23 million financing that was completed. Regarding the $10 million acquisition line of credit that is provided as part of that facility, Mr. Oliva indicated that “EMRISE is well positioned to acquire a company with much larger revenue and higher net income than any of the three acquisitions that EMRISE concluded in 2004 or 2005.”  He indicated that with the help of its investment banker, the Company is considering acquisition prospects with revenue between $10 million and $25 million with high gross margin, solid profitability and which EMRISE expects would be highly accretive of earnings.

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Additionally, Mr. Oliva commented that he believed the prospects are good to conclude a transaction in the first half of 2008, but indicated that there can be no assurance that a transaction will be completed in that time period or at all.

EMRISE’s Executive Vice President and Chief Operating Officer, Graham Jeffries, discussed the Company’s In-Flight Entertainment and Communications (“IFE&C”) program. Primarily, Mr. Jeffries stated that in excess of $4.5 million of legacy in-flight entertainment products have been shipped year-to-date. Additionally, he stated that the Company has seen the initial production shipments of complete IFE&C sub system assemblies for our new and largest customer of $2 million during the fourth quarter of 2007 with an additional $2 million delivered by the customer, but booked and scheduled for shipment in the first quarter of 2008. With respect to the power supply products for the European Fighter aircraft (Typhoon), Mr. Jeffries stated that this has been the largest single program in EMRISE’s history with in excess of $16 million booked to date, $4.5 million remaining in backlog, and a forecast from our customer of a further $10 million of orders is expected throughout 2008.

After the management presentations, the results of the stockholder vote were announced. Laurence P. Finnegan, Jr. was re-elected to serve a three-year term on the Company’s board of directors. The selection of the Company’s independent public accountants to audit the Company’s consolidated financial statements for 2007 was ratified. The adoption of the EMRISE Corporation 2007 Stock Incentive Plan was ratified.

About EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment. EMRISE’s electronic devices group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides power conversion, RF and microwave devices, and digital and rotary switches to the North American, European and Asian electronic markets. EMRISE’s communications equipment group, consisting of CXR Larus Corporation and CXR Anderson Jacobson, provides network access and communication timing and synchronization products to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of November 30, 2007, EMRISE had a total of approximately 300 employees in its various subsidiaries and divisions. Website: www.EMRISE.com. Listed on NYSE Arca under the ticker symbol: ERI.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, forecasts regarding anticipated orders, anticipated sales, anticipated shipments, the ability to generate net sales of $15 million for the fourth quarter of 2007, the ability to achieve net sales of $52 million for 2007, the ability to ship approximately $2 million in IFE&C products in the first half of 2008, statements regarding EMRISE’s ability to achieve profitability in the fourth quarter of 2007, the ability to generate sales approaching $60 million in 2008, the ability to conclude an acquisition in first half of 2008 and statements regarding anticipated future bookings and backlog levels are forward-looking statements that involve a number of risks and uncertainties. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to: EMRISE’s ability to achieve expected sales levels, to successfully ship new IFE&C products, to support anticipated growth in the IFE&C products, to obtain and ship $10 million of orders for the European Fighter aircraft, and to fund existing and anticipated product development efforts; the receipt and timing of contracts, orders and payments from existing and potential customers for EMRISE’s products and services; EMRISE’s ability to produce and fulfill backlog orders; the receipt of production materials and resale products in a timely fashion; market and economic conditions; EMRISE’s level of success in positioning itself in the market for in-flight entertainment products; changes in technology, governmental regulations and policies and customer requirements, competitive products, pricing and services; unforeseen technical issues; unexpected changes in typical seasonal sales trends and those factors contained in the “Risk Factors” section of EMRISE’s latest public filings with the Securities and Exchange Commission.

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